Exhibit 10.2

October 20, 2015

To:	Steven m. Fludder 264 Nantasket Road Hull, MA 02045

Dear Steve:

The following agreement accurately reflects our contract, which will be updated as soon as possible following execution of this document.

a)	The term of this agreement is for 3 years; however, either party may cancel at any time with 30 days notice.

b)	You are to receive $5,000 per month as salary, until the company has raised $5 million dollars, at which time your salary will increase to $10,000 per month.

c)	You are to receive effective this date 350,000 shares with appropriate restrictions of alpha-En Corporation and an additional 650,000 shares (held in escrow) on March 30, 2016.

d)	You are to receive 250,000 options in alpha-En Corporation as follows 100,000 options one year from the date of this agreement, an additional 75,000 options in alpha-En Corporation 2 years from the date of this agreement, and an additional 75,000 options in alpha-En Corporation 3 years from the date of this agreement. Said options to be under our new stock option program which will be issued shortly.

e)	Your position is chief executive Officer of alpha-En Corporation. After we are out of the dark reporting status you will join the board of directors.

f)	You will serve at the pleasure of the board of directors and its chairman, Jerome I. Feldman.

g)	You are to be an employee of the company.

h)	You will execute any agreements which will expand the confidentiality of the NDA previously signed by you

i)	This agreement will be governed by NY State law.

/s/ Jerome I. Feldman	/s/ Steven M. Fludder
Jerome I. Feldman	Steven M. Fludder